EXHIBIT 10.1

325 John H. McConnell Blvd Suite 200 Columbus, Ohio 43215 614.255.3333 diamond-hill.com

January 28, 2026

Dear Tom Line,

On December 10, 2025, Diamond Hill Investment Group, Inc. (“Diamond Hill”) entered into a merger agreement with First Eagle Investment Management, LLC (“First Eagle”). The closing of the merger will not occur until required regulatory, shareholder, and other approvals are complete.  Until the merger closes, which we expect to occur by the third quarter of 2026, Diamond Hill and First Eagle will continue to operate as two separate and independent companies.

Retention Bonus:

Diamond Hill is offering you a cash retention bonus in recognition of your valuable contributions and to encourage your continued focus and commitment to Diamond Hill as we work towards the successful closing of the merger and the ongoing operation of Diamond Hill’s business. Details of the retention bonus are below.

Total Retention Bonus (earned in two equal installments)

The total amount of your retention bonus will be equal to $500,000 and will be paid to you in two equal installments.

50% of your retention bonus will vest and become payable to you upon the closing of the merger and 50% will vest and become payable to you on the six-month anniversary of the closing. You must be actively employed on each of the applicable vesting dates to receive your retention bonus installment, and each payment is contingent on satisfactory job performance, meeting expectations and compliance with company policies. Your retention bonus installment will be paid on or as soon as reasonably practicable following the applicable vesting date. This retention bonus is not part of your regular wages and will not be included for benefits or compensation calculations.

If your employment with Diamond Hill, First Eagle or any of their affiliates is terminated without “cause” (as defined in the Diamond Hill 2025 Equity and Cash Incentive Plan) or for “good reason”1 prior to any vesting date, then the full amount of such retention bonus will be paid to you in a lump sum as soon as administratively practicable following your employment termination date, so long as you timely execute and do not revoke a release of claims in favor of Diamond Hill, First Eagle and their affiliates.

1 For purposes of this retention bonus agreement, “Good Reason” means the occurrence without your written consent of the following event: a requirement that you relocate your principal place of employment to a location that is more than fifty (50) miles from the location of your principal place of employment immediately prior to such relocation.

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We value the important role you play in our organization and appreciate your continued support throughout the merger and beyond. Your dedication and professionalism are instrumental in ensuring a smooth and successful transition.

Please note that nothing in this letter constitutes a guarantee of employment for any specific period of time. Your employment with Diamond Hill remains at will, meaning that either you or Diamond Hill may terminate the employment relationship at any time, with or without cause or notice, consistent with applicable law.

We recognize that periods of transition can bring uncertainty, and we sincerely appreciate your continued commitment and support as we move forward together into this next chapter.

MISCELLANEOUS PROVISIONS

Any payments made or benefits provided to you under this letter agreement shall be paid to you net of all applicable withholdings or deductions required by applicable law.

It is intended that the provisions of this letter agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations and other interpretive guidance issued thereunder, “Section 409A”), and all provisions of this letter agreement will be construed and interpreted in a manner consistent with such intent. In no event shall Diamond Hill, First Eagle or any of their affiliates be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A. For purposes of Section 409A, each right to a payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this letter agreement to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A.

Should you need any additional information, please contact Heather Brilliant via email at hbrilliant@diamond-hill.com or by phone at (614) 255-3355.

Sincerely,

Diamond Hill Capital Management, Inc.

Jill Williams, CEBS, SPHR

Director – HR Operations, Compensation & Benefits

THE AFOREMENTIONED TERMS HAVE BEEN EXPLAINED TO ME AND THE OPPORTUNITY TO ASK QUESTIONS AND DISCUSS ANY PROVISIONS THAT I DID NOT UNDERSTAND HAS BEEN PROVIDED TO ME.

/s/ Tom Line	January 28, 2026
Employee Signature	Date

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